EXHIBIT 99.1

June 15, 2026

Pharma-Bio Serv Announces Results for the Quarter Ended April 30, 2026

DORADO, PUERTO RICO / ACCESS Newswire / June 15, 2026 / Pharma-Bio Serv, Inc. (“Pharma-Bio Serv” or the “Company”) (OTCQB:PBSV), a compliance, project management and technology transfer support consulting firm today announced that revenues for the three and six months ended April 30, 2026 were approximately $2.7 million and $5.0 million, respectively, representing increases of approximately $0.3 million and $0.1 million compared to the same periods last year.

Net income for the three and six months ended April 30, 2026 was approximately $0.2 million and $0.3 million, respectively, representing increases of approximately $0.1 million and $0.2 million compared to the same periods last year.

“We are encouraged by our results for the quarter, particularly the improvement in profitability,” said Mr. Sanchez, Chief Executive Officer. “Our continued strategic focus on markets that offer the greatest opportunities for return, combined with disciplined cost management and operational efficiency, contributed to the improved financial performance.”

About Pharma-Bio Serv, Inc.

Pharma-Bio Serv provides services to the pharmaceutical, biotechnology, chemical, medical device, cosmetic, food and allied products industries to Puerto Rico, United States, Europe and Brazil markets. Pharma-Bio Serv’s core business is FDA and international agencies regulatory compliance consulting related services. The Company’s global team includes leading engineering and life science professionals, quality assurance managers and directors.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the U.S. federal securities laws, which statements may include information regarding the plans, intentions, expectations, future financial performance, or future operating performance of Pharma-Bio Serv. Forward-looking statements are based on the expectations, estimates, or projections of management as of the date of this earnings announcement. Although Pharma-Bio Serv’s management believes these expectations, estimates, or projections to be reasonable as of the date of this earnings announcement, forward-looking statements are inherently subject to significant business risks, economic uncertainties, and competitive uncertainties, and other factors, which could cause its actual results or performance to differ materially from what may be expressed or implied in the forward-looking statements. Important factors that could cause Pharma-Bio Serv’s actual results or performance to differ materially from the forward-looking statements include those set forth in the “Risk Factors” section of Pharma-Bio Serv’s Annual Report on Form 10-K for the year ended October 31, 2025, and in its other filings with the Securities and Exchange Commission, which filings are available at www.sec.gov. Pharma-Bio Serv disclaims any intention or obligation to update or revise any forward-looking statements to reflect subsequent events and circumstances, except to the extent required by applicable law.

Company Contact:

Pedro J. Lasanta

Chief Financial Officer

787 278 2709